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                                   Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation of our report dated October 22, 1998 on the statement of revenues and certain expenses for Spring Hill Mall for the year ended December 31, 1997 included in this Form 8-K/A dated November 4, 1998 into the General Growth Properties, Inc. Registration Statements on Forms S-3 (File Nos. 333-11067, 333-15907, 333-17021, 333- 23035, 333-37247, 333-37383,
333-41603 and 333-58045) and Registration Statements on Forms S-8 (File Nos. 33-79372, 333-07241, 333-11237 and 333-28449).

Our independent auditor's report contains an explanatory paragraph indicating that the statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 1 to the statement of revenues and certain expenses and is not intended to be a complete presentation of Spring Hill Mall's revenues and expenses.


KPMG Peat Marwick LLP


Los Angeles, California
November 4, 1998